Exhibit 10.4

Martha Stewart Living Omnimedia, Inc.

Director Compensation Program

Equity Grants

Each non-employee Director, upon appointment or election/re-election to the Board, receives a grant of restricted stock units (“RSUs”) in respect of Martha Stewart Living Omnimedia, Inc. Class A Common Stock having an aggregate market value of $50,000, based on the closing price on the date of issuance. Each grant is pursuant to the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan and vests on the first anniversary of the grant.

Annual Retainers1

Each non-employee Director is paid an annual retainer of $40,000, with directors having the right to elect to receive up to 100% of the retainer in the form of Martha Stewart Living Omnimedia, Inc. Class A Common Stock.

Each non-employee Director that serves in any of the following capacities is paid an annual retainer in the amounts set forth below.

Position	Annual Retainer
Chairperson of the Board of Directors	$20,000
Lead Director	$20,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation Committee	$20,000
Chairperson of the Governance and Nominating Committee	$10,000
Chairperson of the Finance Committee	$10,000

Meeting Fees1

Each non-employee Directors is paid $1,500 for each Board or Committee Meeting in which the Director participates in person and $1,000 for each Board or Committee meeting in which the Director participates telephonically.

Expenses and Indemnification

Each Director is entitled to reimbursement of reasonable expenses incurred in connection with participation in our board and committee meetings.

Each Director is also entitled to indemnification pursuant to the terms of a customary form of Indemnification Agreement.

[1]

The directors designated by the holder of Martha Stewart Living Omnimedia, Inc. Series A Preferred Stock have waived their right to receive annual retainers or meeting fees in connection with their service on the Board of Directors.